Exhibit 99

                 HERLEY ANNOUNCES THIRD QUARTER EARNINGS WILL BE
                    BELOW EXPECTATIONS AND ANALYST ESTIMATES

              Third Quarter EPS expected to be approximately $0.11


Lancaster, PA, June 5, 2006 - Herley Industries, Inc. (Nasdaq:HRLY) announced today that its fiscal 2006 third quarter earnings will be below Company expectations and analyst consensus estimates. Earnings per diluted weighted average share are expected to be $0.11 for the third quarter of fiscal 2006.

John Kelley, Herley President, said, "Two of our domestic divisions will report third-quarter losses in contrast to expectations of moderate profits. A significant portion of these losses were caused by non-recurring engineering investments that the Company believes will result in additional business in the coming year."

Mr. Kelley continued, "A review of our operations suggests that we may have been too cautious in our approach to consolidating facilities. We know the strengths of each of our manufacturing facilities and we plan to move more aggressively to eliminate redundancies within the Company and build on our strengths. Notwithstanding our third quarter performance, we are seeing strength in a number of areas:

     - Our operations in Israel and the United Kingdom continue to strengthen. Herley Israel is having the best year in their history and EWST has been successful at winning repeat business which should improve their on-time delivery and profitability.

     - We have also made good progress with our recent large domestic contract wins and we expect to continue our good batting average as we compete for new business.

     - The major engineering programs which have dampened recent earnings are moving forward, and Herley will benefit in fiscal 2007 as they begin to enter the initial production phase of these projects.

     - International orders to our domestic divisions are on an upward trend, and could reach record levels for the year. Herley's international business may reach 30% of our overall sales, and would act as a good hedge against the anticipated downturn in U.S. defense spending."

Herley Industries, Inc. is a leader in the design, development and manufacture of microwave technology solutions for the defense, aerospace and medical industries worldwide. Based in Lancaster, PA, Herley has nine manufacturing locations and more than 1000 employees. Additional information about the company can be found on the Internet at www.herley.com


For information at Herley contact:                        Tel:  (717) 735-8117
Peg Guzzetti                                              www.herley.com
Investor Relations




Safe Harbor Statement - Except for the historical information contained herein, this release may contain forward-looking statements. Such statements are inherently subject to risks and uncertainties. When used in this report, words such as "anticipated," "believes," "could," "estimates," "expects," "may," "plans," "potential" and "intends" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the belief of the Company's management, as well as assumptions made by and information currently available to the Company's management. The Company's results could differ materially based on various factors, including, but not limited to, cancellation or deferral of customer orders, difficulties in the timely development of new products, difficulties in manufacturing, increased competitive pressures, and general economic conditions. The Company undertakes no obligation to update forward-looking statements as a result of future events or developments.